Filed Pursuant to Rule 424(b)3
Registration No. 333-160736
PROSPECTUS
14,503,670 Shares
Common Stock
     This prospectus relates to the resale of up to 14,503,670 shares of common stock of Rentech, Inc. that may be offered and sold from time to time by the selling shareholders named in this prospectus. For information on the selling shareholders, please see the section entitled “Selling Shareholders” beginning on page 2 of this prospectus. The selling shareholders acquired the shares offered for resale under this prospectus in connection with the merger of our direct wholly owned subsidiary, RTK Acquisition Sub, Inc., with and into SilvaGas Holdings Corporation, which closed on June 30, 2009. Subject to certain terms and conditions, we agreed to file a registration statement on behalf of the selling shareholders for the resale of the shares of our common stock issued at the closing of the merger and to use our commercially reasonable efforts to keep the registration statement effective for a period of one year after the closing.
     We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus. We will pay the expenses of registering the shares of common stock to be sold in this offering under the Securities Act of 1933, as amended.
     Our common stock trades on the NYSE Amex LLC under the symbol “RTK.” On August 4, 2009, the last reported sale price of our common stock on the NYSE Amex LLC was $0.49 per share.

     Investing in our common stock involves risk. See “Risk Factors” on page 1 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of our securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 6, 2009

     We have not authorized any dealer, salesperson or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on its front cover or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold on a later date.

i

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS
     Statements made in this prospectus and the information incorporated by reference into this prospectus that are not historical factual statements are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended; Section 27A of the Securities Act of 1933, as amended; and pursuant to the Private Securities Litigation Reform Act of 1995. The forward-looking statements may relate to financial results and plans for future business activities, and are thus prospective. The forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by the forward-looking statements. They can be identified by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “plan,” “estimate,” “anticipate,” “should” and other comparable terms or the negative of them. You are cautioned that, while forward-looking statements reflect our good faith belief and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Factors that could affect our results include, but are not limited to, those referred to under the heading “Risk Factors” below. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995, and thus are current only as of the date made.

ii

RENTECH, INC.
     All references in this prospectus to “Rentech,” “the Company”, “we,” “us” and “our” are to Rentech, Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.
     Incorporated in 1981, Rentech’s vision is to be a global provider of clean energy solutions. The Company’s Rentech-SilvaGas biomass gasification process can convert multiple biomass feedstocks into synthesis gas (syngas) for renewable power production and, through Rentech’s unique application of proven commercial syngas conditioning and clean-up technology, can be integrated for conversion to hydrocarbons by the patented Rentech Process based on Fischer-Tropsch chemistry. The Rentech Process can also convert syngas from fossil resources into hydrocarbons. These hydrocarbons can be processed and upgraded into ultra-clean synthetic jet and diesel fuels, specialty waxes and chemicals. Rentech develops and licenses these technologies for application in synthetic fuels and power facilities worldwide. Rentech Energy Midwest Corporation, the Company’s wholly-owned subsidiary, manufactures and sells fertilizer products including ammonia, urea ammonia nitrate, urea granule and urea solution to the corn-belt region
     Our executive offices are located at 10877 Wilshire Boulevard, 7th Floor, Los Angeles, California 90024. Our telephone number is (310) 571-9800.
THE OFFERING
     This prospectus relates to the resale of up to 14,503,670 shares of common stock of Rentech, Inc. that may be offered and sold from time to time by the selling shareholders named in this prospectus. The selling shareholders acquired the shares offered for resale under this prospectus in connection with the merger of our direct wholly owned subsidiary, RTK Acquisition Sub, Inc., with and into SilvaGas Holdings Corporation, which closed on June 30, 2009. Subject to certain terms and conditions, we agreed to file a registration statement on behalf of the selling shareholders for the resale of the shares of our common stock issued at the closing of the merger and to use our commercially reasonable efforts to keep the registration statement effective for a period of one year after the closing.
RISK FACTORS
     Before you decide whether to purchase any of our securities, in addition to the other information set forth or incorporated by reference in this prospectus, you should carefully consider the risk factors set forth under the caption “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, which are incorporated by reference herein.
USE OF PROCEEDS
     The selling shareholders will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales.

SELLING SHAREHOLDERS
     The following table provides information regarding the selling shareholders and the number of shares of common stock they are offering. Under the rules of the SEC, beneficial ownership includes shares over which the indicated beneficial owner exercises voting or investment power.
     Except as otherwise indicated, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned. The information regarding shares beneficially owned after the offering assumes the sale of all shares offered by each selling shareholder. The percentage ownership data is based on 192,918,180 shares of our common stock issued and outstanding as of June 30, 2009.
     No selling shareholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.
     We are registering the shares of our common stock for resale by the selling shareholders listed below. The shares of common stock covered by this prospectus may be sold by the selling shareholders, and subject to the following, by those persons or entities to whom they transfer, donate, devise, pledge or distribute their shares or by other successors in interest. All of the shares of common stock covered by this prospectus are subject to transfer restrictions that lapse on December 28, 2010, except for 3,219,697 shares of common stock held by certain of the selling shareholders (referred to as the “excluded shares”). The holders of the excluded shares have agreed not to sell an aggregate number of excluded shares on any trading day exceeding 15% of the average daily trading volume of our common stock over the preceding 30 trading days. The selling shareholders acquired the shares of our common stock to which this prospectus relates directly from us pursuant to an exemption from the registration requirements of the federal and state securities laws.

		Number of
		Shares Being
	Number of Shares	Offered for	Shares Beneficially Owned
	Beneficially Owned	Resale under this	After Offering(1)
Name	Before Offering (1)	Prospectus (2)	Number	Percentage
John A. Williams (3)	3,117,456	3,117,456	3,117,456	1.616%
Northside Guaranty, LLC (3)	3,142,462	3,142,462	3,142,462	1.629%
Nancy Ann Richardson Williams Children’s Trust, Dated January 30, 1995	1,708,582	1,708,582	1,708,582	*
Milton C. Farris	3,553,851	3,553,851	3,553,851	1.842%
Leonard Silverstein	2,028,381	2,028,381	2,028,381	1.051%
Sim Weeks	214,714	214,714	214,714	*
Kim Weeks	322,069	322,069	322,069	*
Troutman Sanders LLP	416,155	416,155	416,155	*
Total	14,503,670	14,503,670	14,503,670	7.518%

*	Less than one percent common stock outstanding, as applicable.

(1)	At the closing of the transaction described on the front cover of this prospectus, 6,818,182 of the shares registered hereby were placed into escrow in accordance with the terms and conditions of the applicable merger agreement and escrow agreement. Depending on whether any of these shares are distributed to us to satisfy indemnity claims under the merger agreement, up to half of these shares may be released to the selling shareholders on the second anniversary of the closing, and up to remaining shares may be released on the third anniversary of such closing.

(2)	Assumes the selling shareholder sells all of the common stock being offered by this prospectus.

(3)	John A. Williams is the sole member of Northside Guaranty, LLC, and therefore may be deemed to be the beneficial owner of the shares of our common stock held by such entity.

PLAN OF DISTRIBUTION
     The selling shareholders and any of their respective transferees, pledgees, donees, assignees or other successors-in-interest may, from time to time, sell any or all their respective shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions, subject to certain transfer restrictions imposed upon certain of the shares of common stock covered by this prospectus. See “Selling Shareholders.” The selling shareholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange or market distribution in accordance with the rules of the applicable exchange or market;

•	privately negotiated transactions;

•	settlement of short sales;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	through options, swaps or derivatives;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
     Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.
     The selling shareholders may from time to time transfer, pledge, assign or grant a security interest in some or all the shares of common stock respectively owned by them, subject to certain transfer restrictions imposed upon certain of the shares of common stock covered by this prospectus and, if they default in the performance of their secured obligations, the transferees, pledgees, assignees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the transferee, pledgee, assignee or other successors in interest as selling shareholders under this prospectus.
     The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any agreement, arrangement or understanding, directly or indirectly, with any person to distribute the common stock.
     We are required to pay certain fees and expenses incurred incident to the registration of the shares.
     Because the selling shareholders may be deemed an underwriter, each selling shareholder must deliver this prospectus and any supplements to this prospectus in the manner required by the Securities Act.

DESCRIPTION OF COMMON STOCK
     The following description of our common stock and the section entitled “Certain Provisions of Colorado Law and Our Charter and Bylaws” are only summaries. We encourage you to read our Amended and Restated Articles of Incorporation (our “Amended Articles”) and Bylaws, as further described in the section entitled “Certain Provisions of Colorado Law and Our Charter and Bylaws,” the full texts of which have been filed as exhibits to the periodic reports filed with the SEC by us. See “Where You Can Find More Information about Rentech.” This summary does not purport to be complete and is subject and qualified in its entirety by reference to our Amended Articles and Bylaws, which are incorporated by reference in this prospectus. As of the date of this prospectus, our Amended Articles authorize us to issue 350,000,000 shares of our common stock, $0.01 par value per share. As of June 30, 2009, there were 192,918,180 shares of our common stock outstanding. All outstanding shares of the common stock are fully paid and nonassessable.
Voting
     Each share of common stock is entitled to one vote at all shareholders’ meetings. A quorum for purposes of meetings of common shareholders consists of a majority of the issued and outstanding shares of common stock. Once a quorum is established, action of a routine nature is approved if votes cast by common shareholders favoring the action exceed the votes cast opposing the action. Under our Amended Articles, if we issue a class or series of voting stock in addition to our common stock, actions on routine matters would be approved if votes cast within each voting class or series favoring the action exceeds votes cast within each voting class or series opposing the action. Our common stock does not have cumulative voting rights in the election of directors. Our board of directors is divided into three classes, with the members of each class to be elected annually for three-year terms. The holders of our common stock may not take action by written consent in lieu of a meeting and must take any action at a duly called annual or special meeting of shareholders unless the consent is unanimous.
     Subject to the rights of the holders of any series of preferred stock, at a meeting of shareholders called expressly for that purpose, the entire board of directors or any lesser number may be removed, with cause, by a vote of the holders of the majority voting power of our capital stock entitled to vote in the election of directors. However, the affirmative vote of holders of at least two-thirds of the voting power of our capital stock entitled to vote in the election of directors is required to remove directors for other than cause.
     Our Amended Articles provide that, whenever a vote of a specified percentage of outstanding capital stock entitled to vote is required under Colorado law or the Amended Articles to approve a specified corporate transaction or proceeding, then the affirmative vote of that percentage of voting power of each class entitled to vote is also required.
     An amendment to our Amended Articles requires the affirmative votes of the following: (1) at least a majority of the voting power of each class entitled to vote on the amendment; (2) in the case of an amendment changing the denial of preemptive rights, one vote per common share, no cumulative voting or the rights of common stock to share equally dividends (if any) declared on the common stock, or changing the required vote on such an amendment, two-thirds of the voting power of each class entitled to vote on the amendment; and (3) in the case of an amendment changing the provisions on directors including their removal, or changing the required vote on such an amendment, two-thirds of the voting power of each class entitled to vote on the amendment. The affirmative vote of 80% or more of the voting power of each class entitled to vote as a class is required to amend the provision of the Amended Articles which states these votes.
Dividend and Liquidation Rights
     Subject to the rights and privileges relating to any outstanding shares of our preferred stock, all outstanding shares of common stock share equally in dividends and upon liquidation. Dividends are payable at the discretion of the board of directors at such time and in such amounts as they deem advisable, subject, however, to the provisions of the laws of the State of Colorado.

Miscellaneous
     Our common stock has no preemptive, subscription or conversion rights, and there are no redemption or sinking fund provisions applicable to our common stock. Our board of directors is authorized to issue shares of common stock without approval of shareholders. The rights and privileges of our common stock may be subordinate to the rights and preferences of any of our preferred stock.
     For a description of the provisions of our Amended Articles and Bylaws that could have an effect of delaying, deferring or preventing a change in control of us and that would operate only with respect to an extraordinary corporate transaction involving us (or any of our subsidiaries), see the description in this prospectus under the heading, “Certain Provisions of Colorado Law and Our Charter and Bylaws.”
     The transfer agent of our common shares is Computershare Trust Company, N.A. Our shares of common stock are listed on the NYSE Amex LLC under the symbol “RTK”.

CERTAIN PROVISIONS OF COLORADO LAW
AND OUR CHARTER AND BYLAWS
     The following summarizes certain provisions of our Amended Articles and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to our Amended Articles and Bylaws, copies of which are on file with the SEC as exhibits to the periodic reports previously filed by us. See “Where You Can Find More Information about Rentech” in this prospectus.
     General. Certain provisions of our Amended Articles and Bylaws could make our acquisition by a third party, a change in our incumbent directors, or a similar change of control more difficult, including:
•	an acquisition of us by means of a tender or exchange offer;

•	an acquisition of us by means of a proxy contest or otherwise; or

•	the removal of a majority or all of our incumbent directors.
     These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.
     These provisions of our Amended Articles and Bylaws may also be significant because they define certain of the aspects of our corporate governance.
     Classified Board. Our Amended Articles provide that when our board of directors consists of six or more directors, the directors must be divided into three classes, as nearly equal in number as possible, with the members of only one class to be elected annually for a three-year term.
     Election and Removal of Directors. Our Amended Articles and Bylaws require that directors may be removed without cause only with the approval of holders of two-thirds of the voting power of our outstanding capital stock entitled to vote in the election of directors. Under our Amended Articles and Bylaws, any vacancy on our board of directors, including vacancies resulting from an increase in the number of directors, may be filled by a majority of the remaining directors in office. Our Amended Articles authorize up to nine members on our board of directors. The board of directors may, pursuant to a resolution adopted by a majority of the entire board, increase the size of our board up to the maximum number directors permitted under the Amended Articles and designate the directors to fill the vacancies.
     Special Meeting of Shareholders. Under our Bylaws and the Colorado Business Corporation Act, special meetings of our shareholders may be called by our president or the board of directors or upon written demand by the holders of shares representing at least ten percent of all votes entitled to be cast on any issue proposed to be considered at the meeting.
     Requirements for Advance Notice of Shareholder Nominations and Proposals. A shareholder may make a nomination for the election of a director only if written notice of such shareholder’s intent has been given in accordance with the Bylaws, with respect to an annual meeting, no later than the end of the fiscal year immediately preceding the annual meeting and, with respect to an election to be held at a special meeting, no later than the tenth day following the date on which notice of the special meeting was first mailed to our shareholders. To be timely, a shareholder seeking to propose business at an annual meeting must give notice of such proposal not later than the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the shareholder to be timely must be delivered not earlier than the 90th day prior to such annual meeting and not later than the 60th day prior to the meeting or the 10th day following the first public announcement of the annual meeting date.

     Shareholder Action by Written Consent. Our Bylaws require that actions by our shareholders without a meeting must be in writing and signed by each shareholder entitled to vote on such action.
     No Cumulative Voting. Our Amended Articles provide that no shareholder is permitted to cumulate its votes in the election of directors or otherwise.
     Approval of Sale of Assets; Mergers. Under our Amended Articles, the sale, lease, exchange or other disposition of all or substantially all of our property and assets must be authorized or ratified by the affirmative vote of the holders of at least two-thirds of the capital stock then issued and outstanding, unless any class or series of stock is entitled to vote thereon as a class, in which event the authorization requires the affirmative vote of the holders of two-thirds of the shares of each class of shares entitled to vote as a class on the transaction. Under our Amended Articles and Colorado law, a merger with or into us must be approved by at least two-thirds of the voting power of each class or series of capital stock entitled to vote as a group on the merger.
     Business Combinations with Interested Shareholders. Approval by the holders of two-thirds of the voting power of our outstanding capital stock is required for certain “business combinations” with an “interested shareholder,” unless the transaction is either approved by a majority of our “continuing directors” or certain minimum price and procedural and other requirements are met. Generally, a “business combination” includes a merger, liquidation, recapitalization or other similar transaction or a sale of assets or securities having an aggregate “fair market value” (as defined in the Amended Articles) of $1 million or more. An “interested shareholder” generally means a beneficial owner (as defined in the Amended Articles) of more than 10% of our voting stock, certain assignees of such beneficial owners and certain of our affiliates that within the preceding two years were the beneficial owner of 10% of our voting stock. A “continuing director” is defined as any member of our board who is unaffiliated with the interested shareholder and was a member of the board prior to the time the interested shareholder became such, and any successor of a continuing director who is unaffiliated with the interested shareholder and is recommended by a majority of the continuing directors then on the board. The affirmative vote of the holders of 80% or more of the voting power of the shares of each class of shares entitled to vote as a class is required to amend this provision in the Amended Articles.
     Restrictions regarding Personal Holding Company Status. Our Amended Articles provide that any person who beneficially owns or intends to acquire an aggregate of more than 5%, or increase his ownership to more than 5%, of our common stock or other securities must submit a proposal to our board of directors at least 20 days before the proposed effective date of the transaction. Within 20 days of receipt of such proposal, we in our sole discretion have the right to disapprove the proposed acquisition if we determine in good faith that the transaction could or reasonably might, within a period of two years following the proposed date of the transaction, cause us to be classified as a personal holding company under the Internal Revenue Code of 1986, as amended. The board of directors has waived application of this provision with respect to this offering and future transactions until the board shall determine otherwise.
     Limitations on Liability. Our Amended Articles provide that no person who is or was a director will be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, subject to certain exceptions under the Colorado Business Corporation Act. Our Amended Articles also provide for the indemnification of our directors and officers to the fullest extent authorized by the Colorado Business Corporation Act. Under the Colorado Business Corporation Act, a director may be paid expenses in advance of any proceeding for which indemnification may be payable, subject to certain conditions, including delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. We have also obtained policies of directors’ and officers’ liability insurance. These policies insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances. The existence of such limitation on liability, indemnification and insurance may impede a change of control of us to the extent that a hostile acquirer seeks to litigate its contest for control with our directors and officers.

LEGAL MATTERS
     Holland & Hart LLP, Denver, Colorado, has issued an opinion about certain legal matters with respect to the common stock that is offered hereby.
EXPERTS
     The financial statements and management’s report on the effectiveness of internal control over financial reporting incorporated by reference to our annual report on Form 10-K for the fiscal year ended September 30, 2008 in this prospectus have been audited by Ehrhardt Keefe Steiner & Hottman P.C., independent registered public accounting firm, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION ABOUT RENTECH
     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy any document we file at the SEC’s public reference room at the following address:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
     You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     We are incorporating certain information about us that we have filed with the SEC by reference in this prospectus, which means that we are disclosing important information to you by referring you to those documents. We are also incorporating by reference in this prospectus information that we file with the SEC after this date. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC automatically will update and supersede the information we have included in or incorporated into this prospectus.
     We incorporate by reference the following documents we have filed, or may file, with the SEC:
•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2008, as amended by Amendment No. 1 on Form 10-K/A filed on January 28, 2009;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended December 31, 2008 and March 31, 2009;

•	Our Current Reports on Form 8-K filed October 27, 2008, December 12, 2008, December 15, 2008, January 7, 2009, January 14, 2009, January 20, 2009, February 9, 2009, February 19, 2009, May 12, 2009, May 22, 2009, June 11, 2009, June 24, 2009, June 25, 2009 and July 7, 2009;

•	The description of capital stock contained in our Form 8-A, filed April 4, 2004, including any amendments or reports filed for the purpose of updating the description;

•	Our Definitive Proxy Statement filed with the SEC on April 9, 2009; and

•	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before termination of this offering. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph (included in any proxy statement) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.
     This prospectus is part of a registration statement we have filed with the SEC on Form S-3 relating to the common stock. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. We have filed certain legal documents that control the terms of the common stock offered by this prospectus as exhibits to the registration statement. You may refer to the registration statement and the exhibits for more information about us and our common stock. The registration statement and exhibits are also available at the SEC’s Public Reference Room or through its web site.
     You may request a copy of these filings, at no cost, by writing or telephoning us at the following addresses:
Investor Relations
Rentech, Inc.
10877 Wilshire Boulevard, 7th Floor
Los Angeles, CA 90024
(310) 571-9800
     Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference.

14,503,670 Shares
Common Stock
PROSPECTUS
August 6, 2009
We have not authorized any dealer, salesperson or other person to give any information or represent anything contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current only as of its date.